Exhibit 99.1

CleanCore Solutions, Inc. (ZONE) Achieves 77.7% Year-Over-Year Revenue Growth
for the Third Quarter of Fiscal 2025

CleanCore Advances Strategic Growth with European Acquisition, GSA Contract
Award, and Major Airport Deployment

Omaha, NE, May 14, 2025 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), developer of patented technology that works as a safe and low-cost replacement for traditional cleaning chemicals, today reported its third quarter 2025 financial results and provided a business update.

Recent Business Highlights:

●	Strategic Acquisition: On April 17, 2025, CleanCore announced the successful completion of its acquisition of Sanzonate Europe Ltd. This acquisition significantly strengthens CleanCore’s footprint in Europe, enhances its financial foundation, and provides access to a multi-million-dollar sales pipeline. CleanCore expects the transaction to contribute to near-term revenue growth, support improved profitability, and advance its international expansion strategy.

●	Awarded GSA Multiple Award Schedule Contract: On April 23, 2024, CleanCore announced that it was awarded a General Services Administration (GSA) MAS Indefinite Delivery/Indefinite Quantity (IDIQ) contract, positioning the Company as the only provider of aqueous ozone cleaning products under the GSA program at this time. This five-year contract, with options to extend up to 20 years, streamlines CleanCore’s access to federal, state, and local government buyers through GSA Advantage. The award significantly expands CleanCore’s addressable market, enhances visibility with government agencies, and aligns the Company with a $46 billion federal purchasing platform, supporting a new and sustainable growth channel in CleanCore’s strategic plan.

●	Major Airport Deployment: CleanCore launched its patented aqueous ozone cleaning products at a major international New York airport, one of the busiest airports globally. In collaboration with the facility management company overseeing the airport, CleanCore’s sustainable solutions are replacing traditional chemicals in high-traffic areas such as terminals, restrooms, and transportation hubs, supporting the airport’s environmental goals while establishing a new recurring revenue stream for the Company.

“We continue to execute on our strategic initiatives and expand our leadership in the sustainable cleaning solutions market, evidenced by the 77.7% increase in revenue year-over-year,” commented Clayton Adams, CEO of CleanCore. “Specifically, over the last few months, we have achieved several important milestones including the acquisition of Sanzonate Europe, which significantly strengthens our presence across key international markets and accelerates our global growth strategy; our award of a GSA Multiple Award Schedule contract that positions us as a preferred partner to federal, state, and local government agencies in the United States; and the deployment of our patented aqueous ozone products at one of the world’s busiest airports demonstrating the scalability and effectiveness of our technology in large, high-demand environments.”

“We believe that these collective achievements validate the growing market demand for our chemical-free, environmentally responsible solutions and reinforce the strength of our technology, operational model, and strategic vision. As we move through the remainder of 2025, we are focused on leveraging these significant platforms to drive sustainable revenue growth, improve profitability, and deepen our engagement across both the public and private sectors. We believe that the momentum we have established will translate into continued growth and meaningful long-term value creation for our shareholders,” concluded Mr. Adams.

Financial Results

Revenue for the three months ended March 31, 2025 was approximately $558,000 compared to approximately $314,000 for the three months ended March 31, 2024. General and administrative expenses increased to approximately $968,000 with accounts receivable of approximately $576,000 for the three months ended March 31, 2025, compared to approximately $521,000 for the three months ended March 31, 2024. This increase was primarily related to an increase in professional fees, salaries for new employees, director and officer insurance, and stock-related compensation. This increase in professional fees and director and office insurance is related to the Company being listed on NYSE American effective April 26, 2024. Net loss for the three months ended March 31, 2025 was approximately $809,000 compared to approximately $521,000 for the three months ended March 31, 2024. Net loss for the quarter ending March 31, 2025 included non-cash stock compensation of approximately $230,000, as compared to non-cash stock compensation of approximately $44,009 for the three months ended March 31, 2024.

The Company’s quarterly report on Form 10-Q fourth quarterly period ended March 31, 2025 is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-Q will also be available on the Company’s website.

About CleanCore Solutions, Inc.

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Investor Relations:
Crescendo Communications, LLC
Email: zone@crescendo-ir.com
Tel: (212) 671-1020

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